[Thacher Proffitt & Wood LLP Letterhead]

December 28, 2005

PARADIGM Funds Trust
650 Fifth Avenue, 17th Floor
New York, NY 10019

Ladies and Gentlemen:

          We have acted as counsel to PARADIGM Funds Trust (the Trust), a statutory trust organized under the laws of the State of Delaware, in connection with the registration statement on Form N-2 (File No. 333-128613) under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “Registration Statement”), with respect to the proposed issuance of up to $300,000,000 of units of the Trust (the “Shares”).

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of the Certificate of Trust and Agreement and Declaration of Trust, as in effect on the date hereof, and such other agreements, instruments, documents and records of the Trust and (iii) received such information from officers and representatives of the Trust and others as we have deemed necessary or appropriate for the purposes of this opinion.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such later documents. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations from representatives of the Trust.

          Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

          We are not licensed to practice law in any jurisdiction other than the State of New York. In rendering this opinion letter, we do not express any opinion concerning any law other than the federal law of the United State of America and the law of the State of Delaware concerning the treatment of Delaware statutory trusts, and we do not express any opinion concerning the application of the “doing business” laws or the securities laws of any jurisdiction other than the federal securities laws of the United States. We do not express any opinion on any issues not expressly addressed above.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm as counsel to the Trust in the Prospectuses and statement of additional information constituting a part thereof.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter is rendered for your benefit in connection with the Registration Statement and my not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

Very truly yours,

/S/ THACHER PROFFITT & WOOD LLP

THACHER PROFFITT & WOOD LLP